EXHIBIT 10.34

Portions Subject to Confidential Treatment Request Under Rule 406

EXCLUSIVE LICENSE AGREEMENT

BAYLOR COLLEGE OF MEDICINE

VGX PHARMACEUTICALS, INC.

RE: OTA 92-14, 98-24, 98-25, 98-36, 02-001, 02-028, 02-080, 03-025, 03-065, 07-019, and 07-055.

This Exclusive License Agreement (hereinafter called “Agreement”), to be effective as of the 9th day of May, 2007 (hereinafter called “Agreement Date”), is by and between Baylor College of Medicine (hereinafter called “BAYLOR”), a Texas nonprofit corporation having its principal place of business at One Baylor Plaza, Houston, Texas 77030, and VGX Pharmaceuticals, Inc., a corporation organized under the laws of Delaware and having a principal place of business at 455 Sentry Parkway, BlueBell, PA, 19422, and its Affiliates (hereinafter, collectively referred to as “VGX”).

WITNESSETH:

WHEREAS, BAYLOR is the owner of the Patent Rights as defined below; and

WHEREAS, BAYLOR is willing to grant a royalty bearing, worldwide, exclusive license to the Patent Rights to VGX on the terms set forth herein; and

WHEREAS, VGX desires to obtain said exclusive license under the Patent Rights.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.                                      DEFINITIONS AS USED HEREIN

1.1                               The term “Affiliates” shall mean any legal entity that is controlling, controlled by, or under common control with VGX or a corporation, partnership, joint venture or other entity of which the common stock or other equity ownership thereof is twenty five percent (25%) or more owned by VGX.

1.2                               The term “Field” shall mean any and all applications in humans.

1.3                               The term “Legal Costs” shall mean all legal fees and expenses, filing or maintenance fees, assessments and all other costs and expenses related to prosecuting, obtaining and maintaining patent protection on the Patent Rights in the United States and foreign countries.

1.4                               The term “Licensed Product(s)” shall mean any product, process or service that incorporates, utilizes or is made with the use of the Patent Rights.

1.5                               The term “Net Sales” shall mean the gross amount of monies or cash equivalent or other consideration which is billed, invoiced or received (whichever occurs first) for sales, leases or other modes of transfer of Licensed Products by VGX or sublicensees, less:

(i)	customary trade, quantity or cash discounts and rebates to the extent actually allowed and taken;

(ii)	amounts repaid or credited to customers by reason of rejections or returns;

(iii)

to the extent separately stated on purchase orders, invoices or other documents of sale, taxes and/or other governmental charges which are actually paid by or on behalf of VGX or sublicensees for the production, sale, transportation, delivery or use of a Licensed Product; and

(iv)	reasonable charges for delivery or transportation provided by third parties, if separately stated.

The term “Net Sales” in the case of non-cash sales, shall mean the fair market value of all equivalent or other consideration received by VGX or sublicensees for the sale, lease or transfer of Licensed Products.

1.7                               The term “Party” shall mean either VGX or BAYLOR, and “Parties” shall mean VGX and BAYLOR.

1.8                               The term “Patent Rights” shall mean the patents and/or patent applications identified in Appendix A.

1.9                               The term “Sublicensing Revenue” shall mean all (i) cash, (ii) sublicensing fees and (iii) all other payments and the cash equivalent thereof, which are paid to VGX by the sublicensees of the Patent rights hereunder, but excluding the following payments:

(a)	payments made in consideration for the issuance of equity or debt securities of VGX to the extent not exceeding the fair market value thereof;

(b)

that portion of payments for direct or fully burdened expenses (collectively not to exceed one hundred fifty percent (150%) of direct expenses) associated with research or development as calculated in accordance with GAAP, to the extent that such expenses are separately listed and part of the sublicense;

(c)	royalties on sales of Licensed Products by the sublicensee (payment for which has been otherwise provided in Paragraph 4.2 herein); and

(d)	payments for supply of Licensed Products for use in clinical trials by or on behalf of, or for resale by, the sublicensee.

2.                                      GRANT OF LICENSE

2.1                               License Grant. Subject to the reservations of rights set forth in Paragraph 2.2, BAYLOR hereby grants to VGX an exclusive, worldwide, sublicensable license under the Patent Rights to make, have made, use, market, sell, offer to sell, lease and import Licensed Products in the Field.

2.2                               Restrictions on License. The grant in Section 2.1 shall be further subject to, restricted by and non-exclusive with respect to:

(i)                       the making under or using of the Patent Rights by BAYLOR for non-commercial research, patient care, teaching and other educationally related purposes;

(ii)                    the making under or using of the Patent Rights by the developers for non-commercial research purposes at academic or research institutions;

(iii)                 any non-exclusive license of the Patent Rights that BAYLOR grants to other academic or research institutions for non-commercial research purposes;

(iv)                the making under or using of the Patent Rights by academic and research institutions for non-commercial research purposes; and

(v)                   any non-exclusive license of the Patent Rights that BAYLOR is required by law or regulation to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America.

2.3                               Government Reservation.  Rights under this Agreement are subject to rights required to be granted to the Government of the United States of America pursuant to 35 USC Section 200-212, including a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject inventions throughout the world.

3.                                      MARKETING EFFORTS

VGX shall use reasonable efforts, as defined herein, to effect assiduously the introduction of Licensed Products into the commercial market as soon as practicable.  VGX shall supply an annual progress report as per the terms of Paragraph 5.1.

4.                                      PAYMENTS

4.1                               License Execution Fee. As partial consideration for the rights conveyed by BAYLOR under this Agreement, VGX shall pay BAYLOR a license fee of twenty five thousand dollars ($25,000) within ten (10) days of the Agreement Date.

4.2                               Royalty on Net Sales. In addition to the foregoing, VGX or its sublicensee shall pay BAYLOR a royalty of ****** of Net Sales.  Such royalties shall be payable as provided in Section 5.

4.3                               Annual Maintenance Fee. Beginning on the second (2nd) anniversary of the Agreement Date and up to the date upon which the first milestone payment becomes due, VGX shall pay an Annual Maintenance Fee of twenty five thousand dollars ($25,000), with the payment being due on the anniversary of the Agreement Date. This Annual Maintenance Fee shall be creditable against the milestone payment(s) stipulated in Paragraph 4.4, such that the Annual Maintenance Fee shall be creditable against a Milestone Payment paid to BAYLOR during the same calendar year. Only one (1) such Annual Maintenance Fee credit per calendar year can be assessed against a Milestone Payment.

4.4                               Milestone Payments. VGX shall also pay BAYLOR the following milestone payments set forth below:

(i) First Clinical Indication:
Initiation of a Phase I Clinical Trial:	Seventy five thousand dollars ($75,000)
Initiation of a Phase II Clinical Trial:	One hundred thousand dollars ($100,000)
Initiation of a Phase III Clinical Trial:	Two hundred fifty thousand dollars ($250,000)
First Commercial Sale of Licensed Product:	Five hundred thousand dollars ($500,000)

(ii) Second Clinical Indication:
Initiation of a Phase II Clinical Trial:	******
Initiation of a Phase III Clinical Trial:	******
First Commercial Sale of a Licensed Product:	******

(iii) Third Clinical Indication:
Initiation of a Phase II Clinical Trial:	******
Initiation of a Phase III Clinical Trial:	******
First Commercial Sale of Licensed Product:	******

VGX shall notify BAYLOR in writing within thirty (30) days upon the achievement of each milestone, such notice to be accompanied by payment of the appropriate milestone payment.  Milestones are to be paid regardless of whether VGX or VGX’s sublicensee attains such milestone.

4.5                               Sublicensing Revenue. In addition to the foregoing fees and royalties, VGX agrees to pay to BAYLOR the following percentage of all Sublicensing Revenue for any sublicense of the Patent Rights signed during the time intervals listed below:

(i)	From the Agreement Date to twelve (12) months after the Agreement Date: ******.

(ii)	From twelve (12) months and one day after the Agreement Date to twenty-four (24) months after the Agreement Date: ******.

(iii)	From twenty-four (24) months and one day after the Agreement Date to thirty-six (36) months after the Agreement Date: ******.

(iv)	From thirty-six (36) months and one day after the Agreement Date and thereafter: ******.

Monies paid to VGX to fund research and development or clinical studies, or paid in the form of loans to, or as an equity investment in, VGX, or royalties based upon Sales or Net Sales by the sublicensee (which are otherwise payable under Paragraph 4.2) are not subject to any payment to Baylor, except to the extent and only to the extent such monies are paid to VGX as a substitute, wholly or in part, for a royalty on Sales of Licensed Products or for license initiation, maintenance or other related fees and payments covered by this Agreement. Sublicensing Revenue that is a percentage of milestone payments received by VGX from a sublicensee shall be fully creditable against the milestone payments payable to BAYLOR by VGX under Paragraph 4.4 of this Agreement.

4.6                               Failure to Make Payment. Should VGX fail to make any payment whatsoever due and payable to BAYLOR hereunder, BAYLOR may, at its sole option, terminate this Agreement as provided in Section 10.

5.                                      REPORTING

5.1                               Annual Progress Report. No later than sixty (60) days after December 31 of each calendar year, VGX shall provide to BAYLOR a written annual progress report describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending December 31 and plans for the forthcoming year as it relates to the technology covered by the Agreement.  If multiple technologies are covered by the Agreement, the progress report shall provide the information set forth above for each technology.  VGX shall also provide any reasonable additional data BAYLOR requires to evaluate VGX’s performance.

5.2                               Sale of Licensed Product. VGX shall report to BAYLOR the date of first sale of Licensed Products in each country within thirty (30) days of occurrence.

5.3                               Royalty Report Format. VGX shall submit to BAYLOR within thirty (30) days after March 31, June 30, September 30 and December 31, a royalty report setting forth for such calendar quarter at least the following information:

(i)                       the number of Licensed Products sold by VGX and sublicensees in each country;

(ii)                    total billings for such Licensed Products;

(iii)                 deductions applicable to determine the Net Sales thereof;

(iv)                the amount of Sublicensing Revenue received by VGX;

(v)                   the amount of royalty due thereon, or, if no royalties are due to BAYLOR for any reporting period, the statement that no royalties are due; and

(vi)                the amount of other payments due BAYLOR, including but not limited to, milestone payments, minimum royalty payments and maintenance fee payments.

Such report shall be certified as correct by an officer of VGX and shall include a detailed listing of all deductions from royalties and other payments.  After termination or expiration of this Agreement, a final payment shall be made by VGX covering the whole or partial calendar quarter.  VGX shall pay to BAYLOR with each such royalty report the amount of royalties and other payments due with respect to such calendar quarter.  If multiple technologies are covered by the Agreement, VGX shall specify which Patent Rights are utilized for each Licensed Product included in the royalty report by citing the applicable BLG number listed on the front page of the Agreement.

5.4                               Payment Terms. All payments due hereunder shall be deemed received when funds are credited to BAYLOR’s bank account and shall be payable by check or wire transfer in United States dollars.  For sales of Licensed Products in currencies other than the United States, VGX shall use exchange rates published in The Wall Street Journal on the last business day of the calendar quarter that such payment is due.  No transfer, exchange, collection or other charges, including any wire transfer fees, shall be deducted from such payments.

5.5                               Late Payments. Late payments shall be subject to a charge of one and one-half percent (1.5%) per month, the interest being compounded annually, or two hundred fifty dollars ($250.00), whichever is greater.  VGX shall calculate the correct late payment charge, and shall add it to each such late payment.  Said late payment charge and the payment and acceptance thereof shall not negate or waive the right of BAYLOR to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any subsequent payment.

5.6                               Address for Payments. If payments are sent by check, they shall be sent to the address listed in Paragraph 15.1.  If payments are sent by wire transfer, they shall be sent using the wiring instructions sent by BAYLOR.

5.7                               Merger or Acquisition. In the event of acquisition, merger, change of corporate name, or change of make-up, organization, or identity, VGX shall notify BAYLOR in writing within thirty (30) days of such event.

5.8                               Small Entity Status. If VGX or sublicensee (or optionee) does not qualify as a “small entity” as provided by the United States Patent and Trademark Office, VGX must notify BAYLOR immediately.

6.                                      RECORDS AND INSPECTION

VGX shall maintain or cause to be maintained a true and correct set of records pertaining to the Net Sales under this Agreement.  During the term of this Agreement and for a period of two (2) years thereafter, VGX agrees to permit an accountant selected and paid by BAYLOR and reasonably acceptable to VGX to have access during ordinary business hours to such records as are maintained by VGX as may be necessary, in the opinion of such accountant, to determine the correctness of any report and/or payment made under this Agreement.  In the event that the audit reveals an underpayment of royalty by more than five percent (5%) for the period being audited, the cost of the audit shall be paid by VGX.  If the underpayment is less than five percent (5%) but more than two percent (2%) for the period being audited, VGX and BAYLOR shall each pay fifty percent (50%) of the cost of the audit.  Such accountant shall maintain in confidence, and shall not disclose to BAYLOR, any information concerning VGX or its operations or properties other than information directly relating to the correctness of such reports and payments.

7.                                      SUBLICENSES

All sublicenses granted by VGX of the Patent Rights under this Agreement shall be subject to the terms of this Agreement.  VGX shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of VGX hereunder.  Any act or omission of a sublicensee which would be a breach of this Agreement if performed by VGX shall be deemed to be a breach by VGX of this Agreement.  Each sublicense agreement granted by VGX shall include an audit right by BAYLOR of the same scope as provided in Paragraph 6 hereof with respect to VGX.  No such sublicense agreement shall contain any provision which would cause it to extend beyond the term of this Agreement.  VGX shall give BAYLOR prompt notification of the identity and address of each sublicensee with whom it concludes a sublicense agreement and shall supply BAYLOR with a copy of each such sublicense agreement.

8.                                      PATENTS AND INFRINGEMENT

8.1                               Patent Prosecution Responsibility. For the term of this Agreement, VGX shall be primarily responsible for filing, prosecuting and maintaining all patent applications and patents included in the Patent Rights, and VGX agrees to pay all Legal Costs.

8.2                               Notification of Intent Not to Pursue. In the event that VGX decides not to pay for the costs associated with either: (i) the prosecution of the Patent Rights to issuance or (ii) maintenance of any United States or foreign issued patent on the Patent Rights, VGX shall timely notify BAYLOR in writing thereof with respect to the undesired patent. VGX’s right under this Agreement to practice the invention according to the claim scope of same undesired patent shall immediately terminate upon the giving of such notice.  If VGX fails to notify BAYLOR in sufficient time for BAYLOR to assume said costs prior to the abandonment or expiration of any Patent Rights, VGX shall be considered in default of this Agreement.

8.3                               Obligation to Inform. VGX agrees to keep BAYLOR fully informed, at VGX’s expense, of all prosecutions and other actions pursuant to this Section 8, by submitting to Baylor an annual summary of such prosecutions and other actions. In addition, VGX shall notify Baylor of a decision to abandon any Patent covered by the Agreement, in a timely manner so that Baylor is reasonably able to maintain the prosecution of said Patent.

8.4                               Obligation to Cooperate. BAYLOR agrees to reasonably cooperate with VGX to whatever extent is reasonably necessary to provide VGX the full benefit of the license granted to the Patent Rights under this Agreement.

8.5                               Infringement Procedures. During the term of this Agreement, each Party shall promptly inform the other of any suspected infringement of any claims in the Patent Rights or the misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Patent Rights by a third party, and with respect to such activities as are suspected.  Any action or proceeding against such third party shall be instituted as following:

(i)  BAYLOR and VGX may agree to jointly institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party.  Such joint action shall be brought in the names of both BAYLOR and VGX.  If BAYLOR or VGX decides to jointly prosecute an action or proceeding after it has been instituted by one Party, the action shall be continued in the name or names they both agree is expedient for efficient prosecution of such action.  VGX and BAYLOR shall agree to the manner in which they shall exercise control over any joint action or proceeding. However, should the parties disagree on a particular decision, BAYLOR may decide on such decision with input from VGX.  In such joint action or proceeding, the out-of-pocket costs shall be borne equally, and any recovery or settlement shall be shared equally.

(ii)  If VGX does not agree to participate in a joint action or proceeding then BAYLOR shall have the right, but not the obligation, to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party.  If BAYLOR elects to institute action, it does so at its own cost.  If BAYLOR fails to bring such an action or proceeding within a period of three (3) months after receiving notice or otherwise having knowledge of such infringement, then VGX shall have the right, but not the obligation, to prosecute the same at its own expense.  Should either BAYLOR or VGX commence action under the provisions of this Paragraph 8.5 and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue prosecution of such action or proceeding.  All recoveries, whether by judgment, award, decree or settlement, from infringement or misuse of the Patent Rights shall be apportioned as follows: (a) the Party bringing the action or proceeding shall first recover an amount equal the costs and expenses incurred by such Party directly related to the prosecution of such action or proceeding,

(b) the Party cooperating in such action or proceeding shall then recover costs and expenses incurred by such Party directly related to its cooperation in the prosecution of such action or proceeding and (c) the remainder shall be divided equally between VGX and BAYLOR.

8.6                               Consent to Settle. Neither BAYLOR nor VGX shall settle any action covered by Paragraph 8.5 without first obtaining the consent of the other Party, which consent will not be unreasonably withheld.

8.7                               Liability for Losses. BAYLOR shall not be liable for any losses incurred as the result of an action for infringement brought against VGX as the result of VGX’s exercise of any right granted under this Agreement.  The decision to defend or not defend shall be in VGX’s sole discretion.

9.                                      TERM AND EXPIRATION

Unless sooner terminated as otherwise provided in Section 10 herein below, the license to the Patent Rights granted to VGX shall expire on a per country basis, on the later of (i) the date of expiration of the last of the Patent Rights in the relevant country or (ii) in the event no patents included within the Patent Rights issue in a country, the first date following the tenth (10th) anniversary of the first commercial sale of Licensed Products by VGX in such country.  After such expiration, VGX shall have a perpetual, paid-in-full (i.e., royalty free) license in such country.

10.                               TERMINATION

10.1                        Termination by BAYLOR: Default: In the event of default or failure by VGX to perform any of the terms, covenants or provisions of this Agreement, VGX shall have thirty (30) days after the receipt of written notice of such default by BAYLOR to correct such default.  If such default is not corrected within the said thirty (30) day period, BAYLOR shall have the right, at its option, to cancel and terminate this Agreement.  The failure of BAYLOR to exercise such right of termination, for non-payment of royalties/ fees or otherwise, shall not be deemed to be a waiver of any right BAYLOR might have, nor shall such failure preclude BAYLOR from exercising or enforcing said right upon any subsequent failure by VGX.

10.2                        Termination by BAYLOR: Insolvency. BAYLOR shall have the right, at its option, to cancel and terminate this Agreement in the event that VGX shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for VGX and VGX shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings.

10.3        Termination by VGX: VGX shall have the right in its sole discretion to terminate this Agreement upon sixty (60) days’ written notice to BAYLOR.

10.4        Effects of Termination. In the event of termination of this Agreement, all rights to the Patent Rights shall revert to BAYLOR.  At the date of any termination of this Agreement, VGX shall immediately cease using any of the Patent Rights; provided, however, that VGX may sell any Licensed Products actually in the possession of VGX on the date of termination, provided that VGX pays to BAYLOR royalties on all such sales in accordance with Paragraph 4.2 with respect thereto and otherwise complying with the terms of this Agreement.

10.5        Effect of Termination: Sublicenses. VGX shall provide, in all sublicenses granted by it under this Agreement, that VGX’s interest in such sublicenses shall, at BAYLOR’s option, terminate or be assigned to BAYLOR upon termination of this Agreement.

10.6        No Refund. In the event this Agreement is terminated pursuant to this Section 10, or expires as provided for in Section 9, BAYLOR is under no obligation to refund any payments made by VGX to BAYLOR prior to the effective date of such termination or expiration.

10.7        Survival of Termination. No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination.  The obligations of Sections 13, 15 and 16 shall survive termination of this Agreement.

11.          ASSIGNABILITY

Without the prior written approval of BAYLOR, which will not be unreasonably withheld, neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by VGX to any person or entity whether voluntarily or involuntarily, by operation of law or otherwise.  Notwithstanding the foregoing, VGX may assign this Agreement and its rights and obligations hereunder without BAYLOR’s consent, (i) in connection with the transfer or sale of all or substantially all of its assets or the business of VGX to which this Agreement relates or (ii) to any Affiliate; so long as VGX gives BAYLOR prompt notice of such action and the successor entity or Affiliate, as the case may be, acknowledges its consent and agreement to the terms of this Agreement in writing before such assignment; and so long as such action is not entered into solely to satisfy creditors of VGX.  This Agreement shall be binding upon and shall inure to the benefit of the respective successors, legal representatives and assignees of BAYLOR and VGX.

12.          GOVERNMENTAL COMPLIANCE

12.1        Compliance with Applicable Laws. VGX shall at all times during the term of this Agreement and for so long as it shall use the Patent Rights, or sell Licensed Products, comply and cause its sublicensees to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of the Patent Rights, Licensed Products or any other activity undertaken pursuant to this Agreement.

12.2        Requirement for U.S. Manufacture. VGX agrees that, to the extent it is commercially practical, Licensed Products leased or sold in the United States shall be manufactured substantially in the United States.

12.3        Export Control Regulations.  The Patent Rights are subject to, and VGX agrees to comply in all respects with, U.S. law including but not limited to U.S. export controls under the Export Administration Regulations (15 C.F.R. Part 734 et seq.) and U.S. economic sanctions and embargoes codified in 31 C.F.R. Chapter V. VGX agrees that VGX bears sole responsibility for understanding and complying with current U.S. trade controls laws and regulations as applicable to its activities subject to this Agreement.  Without limitation on the general agreement to comply set forth in the first sentence of this Paragraph 12.3, VGX agrees not to sell any goods, services, or technologies subject to this Agreement, or to re-export the same: (1) to any destination prohibited by U.S. law, including any destination subject to U.S. economic embargo; (2) to any end-user prohibited by U.S. law, including any person or entity listed on the U.S. government’s Specially Designated Nationals list, Denied Parties List, Debarred Persons List, Unverified List, or Entities List.  Furthermore, VGX agrees that any transfer of Patent Rights from BAYLOR to VGX under this Agreement is subject to U.S. export license authorization as may be required under U.S. law.

13.          ARBITRATION

13.1        Amicable Resolution.  The Parties shall attempt to settle any controversy between them amicably.  To this end, a senior executive from each Party shall consult and negotiate to reach a solution.  The Parties agree that the period of amicable resolution shall toll any otherwise applicable statute of limitations.  However, nothing in this clause shall preclude any Party from commencing mediation if said negotiations do not result in a signed written settlement agreement within thirty (30) days after written notice that these amicable resolution negotiations have commenced.

13.2.       Mediation.  If a controversy arises out of or relates to this Agreement, or the breach thereof, and if the controversy cannot be settled through amicable resolution, the Parties agree to try in good faith to settle the controversy by mediation before resorting to final and binding arbitration.  The Party seeking mediation shall propose five mediators, each of whom shall be a lawyer licensed to practice by the state of Texas, having practiced actively in the field of commercial law for at least fifteen (15) years, to the other Party who shall select the mediator from the list. The Parties shall split the cost of the mediator equally.  The Parties agree that the period of mediation shall toll any otherwise applicable statute of limitations.  However, nothing in this clause shall preclude any Party from commencing arbitration if said negotiations do not result in a signed written settlement agreement within sixty (60) days after written notice that amicable resolution negotiations have commenced.

13.3        Arbitration.  Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this Agreement shall be finally settled by arbitration administered by the American Arbitration Association pursuant to the Commercial Arbitration Rules in force at the time of the commencement of the arbitration, except as modified by the specific provisions of this Agreement. It is the specific intent of the Parties that this arbitration provision is intended to be the broadest form allowed by law.

13.4        Parties to Arbitration.  This agreement to arbitrate is intended to be binding upon the signatories hereto, their principals, successors, assigns, subsidiaries and affiliates. This agreement to arbitrate is also intended to include any disputes, controversy or claims against any Party’s employees, agents, representatives, or outside legal counsel arising out of or relating to matters covered by this Agreement or any agreement in which this Agreement is incorporated.

13.5        Consolidation Permitted.  The Parties expressly agree that any court with jurisdiction may order the consolidation of any arbitrable controversy under this Agreement with any related arbitrable controversy not arising under this Agreement, as the court may deem necessary in the interests of justice or efficiency or on such other grounds as the court may deem appropriate.

13.6        Entry of Judgment.  The Parties agree that a final judgment on the arbitration award may be entered by any court having jurisdiction thereof.

13.7        Appointing Arbitrators.   The American Arbitration Association shall appoint the arbitrator(s) from its Large, Complex Claims Panel. If such appointment cannot be made from the Large, Complex Claims Panel, then from its Commercial Panel. The Parties hereby agree to and acquiesce in any appointment of an arbitrator or arbitrators that may be made by such appointing authority.

13.8        Qualifications of the Arbitrator(s).  The arbitrator(s) must be a lawyer, having practiced actively in the field of commercial law for at least fifteen (15) years.

13.9        Governing Substantive Law.   The arbitrator(s) shall determine the rights and obligations of the Parties according to the substantive laws of the State of Texas (excluding conflicts of law principles) as though acting as a court of the State of Texas.

13.10      Governing Arbitration Law.  The law applicable to the validity of the arbitration clause, the conduct of the arbitration, including any resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act.

13.11      Governing Convention.  The Parties elect to have the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958 (instead of the Inter-American New York Convention on International Commercial Arbitration of August 15, 1990) govern any and all disputes that may be the subject of arbitration pursuant to this Agreement.

13.12      Preliminary Issues of Law.  The arbitrator(s) shall hear and determine any preliminary issue of law asserted by a Party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrator(s) deems appropriate.

13.13      Confidentiality.  The Parties and the arbitrator(s) shall treat all aspects of the arbitration proceedings, including without limitation discovery, testimony and other evidence, briefs and the award, as strictly confidential.  Further, except as may be required by law, neither Party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

13.14      Place of Arbitration.  The seat of arbitration shall be Houston, Texas, USA for actions or claims prosecuted by VGX, and the seat of arbitration shall be Philadelphia, Pennsylvania, USA, for actions or claims prosecuted by BAYLOR.

13.15      Language.  The arbitration shall be conducted in the English language. All submissions shall be made in English or with an English translation. Witnesses may provide testimony in a language other than English, provided that a simultaneous English translation is provided. Each Party shall bear its own translation costs.

13.16      Punitive Damages Prohibited.  The Parties hereby waive any claim to any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitrator(s) is/are specially divested of any power to award any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages.

13.17      Costs.  The Party prevailing on substantially all of its claims shall be entitled to recover its costs, including attorneys’ fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel or enjoin arbitration, to request interim measures or to confirm or set aside an award.

13.18      Survival.  The provisions of this Section 13 shall survive expiration or termination of this Agreement.

14.          ADDRESSES

14.1        Addresses: Payments. All payments shall be made payable to “Baylor College of Medicine” and shall be sent to the address below, and shall reference the applicable BLG numbers listed on the front page of the Agreement.

BAYLOR Tax ID #: 74-1613878

Director, Baylor Licensing Group

Baylor College of Medicine

One Baylor Plaza, BCM210-600D

Houston, TX 77030

Telephone No.	713-798-6821
Facsimile No.	713-798-1252
E-Mail	blg@bcm.tmc.edu

14.2         For questions about payments, BAYLOR can contact VGX at the address below:

Title:	Chief Financial Officer
Name:	Gene Kim
Address:	450 Sentry Parkway
Blue Bell, PA 19422

Telephone No.	267-440-4205
Facsimile No.	267-440-4242
E-Mail.	gene@vgxp.com

14.3         Addresses: Notices. All notices, reports or other communication pursuant to this Agreement shall be sent to such Party via (i) United States Postal Service postage prepaid, (ii) overnight courier, or (iii) facsimile transmission, addressed to it at its address set forth below or as it shall designate by written notice given to the other Party.  Notice shall be sufficiently made, or given and received (a) on the date of mailing or (b) when a facsimile printer reflects transmission.

In the case of BAYLOR:
Patrick Turley
Associate General Counsel
Baylor College of Medicine
One Baylor Plaza, BCM210-600D
Houston, TX 77030

Telephone No.	713-798-6821
Facsimile No.	713-798-1252
E-Mail	blg@bcm.tmc.edu

In the case of VGX:
J. Joseph Kim
President and CEO
450 Sentry Parkway
Blue Bell, PA 19422

Telephone No.	267-440-4201
Facsimile No.	267-440-4242
E-Mail	kim@vgxp.com

14.4         Baylor Reference Number. Each such report, notice or other communication shall include the applicable BLG numbers listed on the front page of the Agreement.

15.          INDEMNITY, INSURANCE & WARRANTIES

15.1        INDEMNITY.

(I)  EACH PARTY SHALL NOTIFY THE OTHER OF ANY CLAIM, LAWSUIT OR OTHER PROCEEDING RELATED TO THE PATENT RIGHTS.  VGX AGREES THAT IT WILL DEFEND, INDEMNIFY AND HOLD HARMLESS BAYLOR, ITS FACULTY MEMBERS, SCIENTISTS, RESEARCHERS, EMPLOYEES, STUDENTS, OFFICERS, TRUSTEES AND AGENTS AND EACH OF THEM (THE “INDEMNIFIED PARTIES”), FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, LAWSUITS OR OTHER PROCEEDINGS (THE “BAYLOR CLAIMS”) FILED OR OTHERWISE INSTITUTED AGAINST ANY OF THE INDEMNIFIED PARTIES RELATED DIRECTLY OR INDIRECTLY TO OR ARISING OUT OF THE DESIGN, PROCESS, MANUFACTURE OR USE BY ANY PERSON OR PARTY OF THE PATENT RIGHTS, LICENSED PRODUCTS OR ANY OTHER EMBODIMENT OF THE PATENT RIGHTS EVEN THOUGH SUCH BAYLOR CLAIMS AND THE COSTS (INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS’ FEES AND COSTS OF LITIGATION OR OTHER DEFENSE) RELATED THERETO RESULT IN WHOLE OR IN PART FROM THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES OR ARE BASED UPON DOCTRINES OF STRICT LIABILITY OR PRODUCT LIABILITY; PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL NOT APPLY TO ANY BAYLOR CLAIMS ARISING FROM THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF ANY INDEMNIFIED PARTY.  VGX WILL ALSO ASSUME RESPONSIBILITY FOR ALL COSTS AND EXPENSES RELATED TO SUCH BAYLOR CLAIMS FOR WHICH IT IS OBLIGATED TO INDEMNIFY THE INDEMNIFIED PARTIES PURSUANT TO THIS PARAGRAPH 16.1, INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS’ FEES AND COSTS OF LITIGATION OR OTHER DEFENSE.

(II)  VGX FURTHER AGREES NOT TO SETTLE ANY CLAIM AGAINST AN INDEMNIFIED PARTY WITHOUT THE INDEMNIFIED PARTY’S WRITTEN CONSENT WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD.  VGX FURTHER AGREES TO KEEP THE INDEMNIFIED PARTIES FULLY APPRISED OF THE BAYLOR CLAIMS.

15.2        Insurance.

(i)  VGX shall for so long as VGX manufactures, uses or sells any Licensed Product(s), maintain in full force and effect policies of (a) worker’s compensation insurance within statutory limits, (b) employers’ liability insurance with limits of not less than one million dollars ($1,000,000) per occurrence, (c) general liability insurance (with Broad Form General Liability endorsement) with limits of not less than one million dollars ($1,000,000) per occurrence with an annual aggregate of four million dollars ($4,000,000) and (d) product liability insurance in the event that VGX sells any Licensed Products, with limits of not less than two million dollars ($2,000,000) per occurrence with an annual aggregate of five million dollars ($5,000,000).

(ii)  Such coverage(s) shall be purchased from a carrier or carriers having an A. M. Best rating of at least A- (A minus) and shall name BAYLOR as an additional insured.  VGX shall provide to BAYLOR copies of certificates of insurance within thirty (30) days after execution of this Agreement.  Upon request by BAYLOR, VGX shall provide to BAYLOR copies of said policies of insurance.  It is the intention of the Parties hereto that VGX shall, throughout the term of this Agreement, continuously and without interruption, maintain in force the required insurance coverages set forth in this Paragraph 15.2.  Failure of VGX to comply with this requirement shall constitute a default of VGX allowing BAYLOR, at its option, to immediately terminate this Agreement.

(iii)  BAYLOR reserves the right to request additional policies of insurance where appropriate and reasonable in light of VGX’s business operations and availability of coverage.

15.3        DISCLAIMER OF WARRANTY.  BAYLOR REPRESENTS AND WARRANTS TO VGX THAT IT HAS THE FULL AUTHORITY TO EXECUTE AND DELIVER THIS LICENSE AGREEMENT; AND HAS RECEIVED NO MATERIAL CLAIM IN WRITING FROM ANY THIRD PARTY CONTESTING THE VALIDITY, ENFORCEABILITY, LICENSEABLITY, USE OR OWNERSHIP OF ANY SUCH BAYLOR PATENT RIGHTS. EXCEPT AS SET FORTH IN THE PREVIOUS SENTENCE, THE BAYLOR PATENT RIGHTS, LICENSED PRODUCTS AND ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS.  BAYLOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE PATENT RIGHTS OR LICENSED PRODUCTS AND BAYLOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OF THE PATENTABILITY OF THE PATENT RIGHTS OR LICENSED PRODUCTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE PATENT RIGHTS OR LICENSED PRODUCTS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES.  NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS UNDER ANY PATENTS OF BAYLOR OTHER THAN THE PATENT RIGHTS; HOWEVER, BAYLOR AGREES IN GOOD FAITH TO NEGOTIATE WITH VGX A LICENSE UNDER ANY EXISTING

PATENT RIGHTS OWNED BY BAYLOR THAT MAY PREVENT VGX FROM PRACTICING UNDER THE PATENT RIGHTS OF THIS AGREEMENT TO THE EXTENT THAT SAID PATENT RIGHTS ARE NOT OTHERWISE OBLIGATED TO OR CONTROLLED BY A THIRD PARTY.

16.          ADDITIONAL PROVISIONS

16.1        Use of BAYLOR Name.  VGX agrees that it shall not use in any way the name of “Baylor College of Medicine” or any logotypes or symbols associated with BAYLOR or the names of any of the scientists or other researchers at BAYLOR without the prior written consent of BAYLOR.

16.2        Confidentiality.  VGX agrees to maintain the Patent Rights in confidence, and to use the same only in accordance with this Agreement.  Such obligation of confidentiality shall not apply to information which VGX can demonstrate: (i) was at the time of disclosure in the public domain; (ii) has come into the public domain after disclosure through no fault of VGX; (iii) was known to VGX prior to disclosure thereof by BAYLOR; (iv) was lawfully disclosed to VGX by a third party which was not under an obligation of confidence to BAYLOR with respect thereto; (v) which VGX can reasonably demonstrate was independently developed by VGX without use of the Patent Rights; or (vi) which VGX shall be compelled to disclose by law or legal process.

16.3        BAYLOR’s Disclaimers.  Neither BAYLOR, nor any of its faculty members, scientists, researchers, employees, students, officers, trustees or agents assume any responsibility for the manufacture, product specifications, sale or use of the Patent Rights or Licensed Products which are manufactured by or sold by VGX.

16.4        Independent Contractors.  The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party.  Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

16.5        Non-Waiver.  The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any separate cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof.  None of the terms, covenants and conditions of this Agreement may be waived by a Party except by other Party’s written consent.

16.6        Reformation.  The Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the Parties hereto, in a final, unappealable order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

16.7        Force Majeure.  No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

16.8        Entire Agreement.  The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof.  No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

VGX	PHARMACEUTICALS, INC.		BAYLOR COLLEGE OF MEDICINE

Name:	/s/ J. Joseph Kim		Name:	/s/ Cyndi M. Baily
	J. Joseph Kim			Cyndi M. Baily

Title:	President and CEO	Title:	Senior Vice President &
General Counsel

Date:	5/9/07		Date:	5/7/07